Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contacts
Linda Ventresca	Joseph Kuo
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4800
(441) 297-9513

AXIS CAPITAL ANNOUNCES 12% INCREASE IN QUARTERLY COMMON DIVIDEND

AND NEW SHARE REPURCHASE AUTHORIZATION

AXIS CAPITAL DECLARES DIVIDENDS ON

SERIES A AND SERIES B PREFERRED SHARES

Pembroke, Bermuda, December 6, 2007 — AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today announced that the Company’s Board of Directors has approved a 12% increase in the quarterly common dividend and a new share repurchase authorization.

The common dividend of $0.185 per share declared today will be payable on January 15, 2008 to the shareholders of record at the close of business on December 31, 2007. In addition, the Board declared a dividend of $0.453125 per Series A 7.25% Preferred Share and a dividend of $1.875 per Series B 7.5% Preferred Share. The Series A Preferred Share dividend is payable on January 15, 2008 to shareholders of record at the close of business on December 31, 2007 and the Series B Preferred Share dividend is payable on March 3, 2008 to shareholders of record at the close of business on February 15, 2008.

The Board also approved a new share repurchase authorization of up to $400 million of the Company’s common shares. This new authorization is set to expire on December 31, 2009. The Company’s current total authorization for share repurchases through December 31, 2008 is $495 million and includes $95 million of common shares remaining under the Company’s 2006 authorization. Repurchases under the plan may be effected from time to time in open market or privately negotiated transactions, depending on market conditions. To date in 2007, the Company has repurchased a total of approximately $305 million of common shares.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2007 of $4.9 billion and locations in Bermuda, the United States, Europe and Singapore. Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s. AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com